Exhibit 4.2

[ARK LETTERHEAD]

[DATE]

[Employee Name
and Address]

Re: Grant of Stock Options

Dear [Employee]:

     On behalf of the Board of Directors and Management of Ark Restaurants Corp. (the “Company”), I am pleased to inform you that, due to your long outstanding service as an employee of the Company, the Company has determined to grant you options (the “Option”) to purchase up to [Number of Shares] shares of the Company’s common stock. Congratualtions!

     By this letter, the Company also desires to make you aware of the terms and conditions related to the vesting and exercise of your Option.

     The purchase price of the Option shall be $ _____ per share ("Exercise Price"). You are required to pay all original issue or transfer taxes on the exercise of the Option and all other fees and expenses necessarily incurred by you in connection with any exercise of the Option. You must exercise the Option at least one hundred (100) shares at a time and in one hundred (100) share increments.

     You may exercise the Option by notifying us by registered or certified mail, return receipt requested, as to the number of shares you desire to purchase, accompanied by a certified or bank check payable to the order of “Ark Restaurants Corp.” in an amount equal to the Exercise Price multiplied by the number of shares for which this Option is being exercised. We will then deliver to you, or any designee specified in the notice, certificate issued in your name, or the name of any designee specified in the notice, evidencing the shares you purchased.

     _______________ percent (___%) of the Option will vest (i.e. the date the Option will first be exercisable) on __________ and the remaining ___________(_________%) of the Option will vest on
___________. Any vested but unexercised Option will expire and no longer be available after __________.

     If you quit or are fired, the Option shall expire thirty (30) days after that date. In the unfortunate event that you die or become disabled within the definition of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, while employed by us, the Option may be exercised by your estate at any time within one year after your death or disability. You may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option or any interest therein, otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable during the your lifetime only by you.

     Unless a registration statement is filed with the Securities and Exchange Commission covering the shares issuable upon the exercise of the Option, such shares will be restricted securities. Sales of such restricted securities may be made only in compliance with an available exemption from such registration. We may, to the extent required by applicable securities law, place a “stop transfer” order with respect to such shares with the Company’s transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such shares.

     In the event of changes in the Company’s common stock by reason of stock dividends, stock splits, recapitalizations, or reorganizations, the number of shares as to which the Option may be exercised shall be correspondingly increased to reflect an increase in the outstanding common stock or decreased to reflect a decrease in the outstanding common stock, and the Exercise Price shall be inversely adjusted that the aggregate Exercise Price after the change shall be the same as the aggregate Exercise Price before the change. No adjustment shall be made with respect to stock dividends or splits which do not exceed 5% in any fiscal year, cash dividends or the issuance to our shareholders of rights to subscribe for additional common stock or other securities. Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

     If the Company merges with or into another company or sells all or substantially all of its assets to another company, each then outstanding Option shall automatically terminate, unless otherwise provided by the Company's Board of Directors in their sole discretion. In the event of the Company’s dissolution or liquidation, all outstanding Options will automatically terminate.

     You shall only have rights as a shareholder of the Company to the extent you exercise the Option and the grant of this Options shall give you no guarantee of continued employment by us.

Very truly yours,

Vincent Pascal Senior Vice President – Operations

Agreed and Accepted

_______________________
Date: